SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549


                                      FORM 11-K


               [x] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

          For the Fiscal Year ended December 31, 1998

                                         OR

               [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

          For the transition period from __________ to __________

          Commission file number      0-14616

               A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                   J & J Snack Foods Corp. 401(k) Profit Sharing Plan

               B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                   J & J Snack Foods Corp.
                   6000 Central Highway
                   Pennsauken, NJ  08109






                                                            EXHIBIT 24.1


          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


               We have issued our report dated June 10, 1999 accompanying the financial statement and schedules incorporated by reference or included in the Annual Report of J & J Snack Foods Corp. 401(k) Profit Sharing Plan on Form 11-K for the year ended December 31, 1998. We hereby consent to the incorporation by reference of said report in the Registration Statement of J & J Snack Foods Corp. on Form S-8 (File No. 333-03833, effective May 16, 1996, File No. 33-87532, effective December 16, 1994 and File No. 33-50036, effective July 24, 1992).




                                        GRANT THORNTON LLP


          Philadelphia, Pennsylvania
          June 10, 1999







          SIGNATURES


               Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        J & J Snack Foods Corp.
                                        401(k) Profit Sharing Plan




          Date: 6/10/99                 /s/ Dennis G. Moore
                                        Plan Administrator